PROSPECTUS SUPPLEMENT
(To Prospectus dated February 7, 2000)

                                  $25,000,000

                           Entergy New Orleans, Inc.
                             FIRST MORTGAGE BONDS,
                       6.75% SERIES DUE OCTOBER 15, 2017
                             ---------------------
             Interest payable monthly on the 15th day of each month
                             ---------------------

WE MAY REDEEM THE BONDS PRIOR TO MATURITY IN WHOLE OR IN PART (I) AT ANY TIME UNDER THE LIMITED CIRCUMSTANCES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR (II) ON ANY INTEREST PAYMENT DATE ON OR AFTER OCTOBER 15, 2005, IN EACH CASE, AT THE REDEMPTION PRICES SET FORTH IN THIS PROSPECTUS SUPPLEMENT. YOU ALSO HAVE THE RIGHT TO TENDER YOUR BONDS FOR REDEMPTION BY US, IN WHOLE OR IN PART, AT THE REDEMPTION PRICES AND UNDER THE CIRCUMSTANCES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT.

AS DESCRIBED IN THE ACCOMPANYING PROSPECTUS, THE BONDS ARE A SERIES OF GENERAL AND REFUNDING MORTGAGE BONDS DESIGNATED AS FIRST MORTGAGE BONDS AND ISSUED UNDER OUR MORTGAGE AND DEED OF TRUST, WHICH HAS THE BENEFIT OF A FIRST MORTGAGE LIEN ON SUBSTANTIALLY ALL OF OUR PROPERTY.
                             ---------------------
     INVESTING IN THE BONDS INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE S-3.
                             ---------------------
                    PRICE 100% AND ACCRUED INTEREST, IF ANY
                             ---------------------

                                                                        UNDERWRITING
                                                PRICE TO                DISCOUNTS AND              PROCEEDS TO
                                                 PUBLIC                  COMMISSIONS           ENTERGY NEW ORLEANS
                                                --------                -------------          -------------------
Per bond...............................          100.00%                    2.25%                    97.75%
Total..................................        $25,000,000                $562,500                 $24,437,500

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the bonds to purchasers on or about October 18, 2002.
                             ---------------------
                                 MORGAN STANLEY
October 8, 2002

     You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the date these documents were filed with the SEC. We are not making an offer of the bonds in any state where the offer is not permitted.

                             ---------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT


Where You Can Find More Information.........................    S-2
Forward Looking Information.................................    S-3
Risk Factors................................................    S-3
Selected Financial Information..............................    S-6
Use of Proceeds.............................................    S-7
Description of the Bonds....................................    S-7
Underwriter.................................................   S-10
Experts and Legality........................................   S-10

                            PROSPECTUS

About This Prospectus.......................................      1
Where You Can Find More Information.........................      1
The Company.................................................      2
Use of Proceeds.............................................      2
Description of the Bonds....................................      2
Ratios of Earnings to Fixed Charges.........................      8
Experts and Legality........................................      9
Plan of Distribution........................................      9


                             ---------------------

                      WHERE YOU CAN FIND MORE INFORMATION


     The SEC allows us to "incorporate by reference" the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2001, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, our Current Report on Form 8-K dated August 12, 2002, and any future filings that we make with the SEC under the Securities Exchange Act of 1934 if the filings are made prior to the time that all the bonds are sold in this offering. You can also find more information about us from the sources described under "Where You Can Find More Information" in the accompanying prospectus.

                          FORWARD LOOKING INFORMATION



     The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Investors are cautioned that forward-looking statements contained in this prospectus supplement and the documents incorporated by reference herein with respect to our revenues, earnings, performance, strategies, prospects and other aspects of our business may involve risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties relating to: the effects of weather, the performance of our generating units and transmission system, fuel and purchase power prices and availability, the effects of regulatory decisions and changes in law, litigation, capital spending requirements and availability of capital, the onset of competition, the ability to recover net regulatory assets and other potential stranded costs, the effects of the California electricity market on the utility industry nationally, advances in technology, changes in accounting standards, corporate restructuring and changes in our capital structure, the success of new business ventures, changes in the markets for electricity and other energy-related commodities, including the use of financial and derivative instruments and the volatility of changes in market prices, changes in number of participants and the risk profile of such participants in the energy marketing and trading business, changes in interest rates and in financial and foreign currency markets generally, the economic climate and growth in our service territory, changes in our corporate strategies, and other factors.



                                  RISK FACTORS



     In considering whether to purchase the bonds being offered, you should carefully consider the information we have included or incorporated by reference in this prospectus supplement. In particular, you should carefully consider the risk factors described below, as well as the factors listed in "Forward-Looking Information."



     IF THE CITY COUNCIL DOES NOT APPROVE OUR REQUESTED RATE INCREASES, THE COST OF CAPITAL NECESSARY TO FINANCE OUR CURRENT LEVEL OF SERVICE WOULD LIKELY INCREASE AND OUR ACCESS TO CAPITAL MARKETS COULD BE RESTRICTED.



     We are subject to regulation by the Council for the City of New Orleans with respect to utility service, rates and charges, standards of service, and other matters. We submitted to the City Council in May 2002 a cost of service study and revenue requirement filing. Based on 2001 as a test year, the filing demonstrates that a revenue deficiency exists and that a $28.9 million electric rate increase and a $15.3 million gas rate increase are appropriate. Based on the Council's current procedural schedule, we do not expect to receive an order in this proceeding until at least June 2003. We cannot predict the outcome of this proceeding or whether the Council will approve our request for electric and gas rate increases.



     Our earnings for the year ended December 31, 2001 and for the twelve months ended June 30, 2002 were not adequate to cover our fixed charges, and we currently do not have the capacity to issue new mortgage bonds under our mortgage covenants (other than bonds issued to refund outstanding bonds). Since our last rate proceeding, which was approved by the City Council in 1998, our fixed charge coverage has declined, our debt ratio has increased, and our base revenues have decreased.



     We currently do not have any external credit facilities and depend on access to Entergy's inter-company money pool for our short-term borrowings. As of September 30, 2002, our articles of incorporation limited the amount of our unsecured short-term borrowings to $38 million.



     Our projected capital expenditures for 2003 and 2004 are $49 million in each year. In addition, while we will have no bond maturities in 2003, after application of the proceeds of the bonds to redeem outstanding bonds due in 2003, we will have a $30 million bond maturity in 2004. If the City Council does not approve the requested rate increases to reduce or eliminate our revenue deficiency, our cash flow from operations may be insufficient to fund our current level of service and projected capital expenditures and our other commitments. As a result, the cost of capital necessary to finance our current level of service and projected capital expenditures and other commitments would likely increase. In addition, our access to capital markets and other sources of liquidity could be restricted and the trading market for the bonds could be adversely affected.

In these circumstances, we may be required to take certain actions to maintain our liquidity, including the continued reduction or elimination of the cash dividend we pay on our outstanding common stock and reduction of capital expenditures.



     THE CITY COUNCIL CURRENTLY HAS UNDER CONSIDERATION SEVERAL PROCEEDINGS INSTITUTED BY IT OR RATEPAYERS AGAINST US IN WHICH WE HAVE SIGNIFICANT POTENTIAL EXPOSURE. A FINAL ADVERSE DECISION BY THE CITY COUNCIL IN ONE OR MORE OF THESE PROCEEDINGS COULD RESULT IN A MATERIAL DECREASE IN OUR REVENUES AND CASH FLOW.



     There are several significant proceedings before the City Council instituted by it or ratepayers in which we are an adverse party. Those proceedings consist of the following matters:



     - The City Council ordered us to account for $36 million of certain natural gas costs charged to our gas distribution customers from July 1997 through May 2001. We have filed a response documenting a full reconciliation for the natural gas costs during that period. The City Council's advisors continue to evaluate our response. The City Council has not yet established a procedural schedule for this matter.



     - A group of ratepayers filed with the City Council a complaint alleging that we and certain of our affiliates engaged in fuel procurement and power purchasing practices and included certain costs in our fuel adjustments that could have resulted in our customers being overcharged by more than $100 million over a period of years. Advisors to the Council filed testimony in which they allege that we may have overcharged our ratepayers by more than $32 million, the vast majority of which is reflected in the plaintiffs' claims. The matter has been submitted to the City Council for a decision.



     - A group of residential and business ratepayers commenced a proceeding before the City Council in which they allege that we earned in excess of the legally authorized rate of return from 1979 to 2000 and that we should be required to refund between $240 million and $825 million to our ratepayers. Advisors to the Council filed testimony in which they allege that we have not earned in excess of our authorized rate of return for the period at issue and that no refund is therefore warranted. Discovery is ongoing; no hearing date has been set for the hearing on the merits since the continuance of the June 2002 date for the commencement of the trial on the merits.



     In addition to these proceedings, the City Council has recently instituted by letter an inquiry into how the performance of several investments by Entergy Corporation, our parent company, in competitive businesses could impact us. The letter of inquiry also states that we appear to have violated our mortgage covenants and that the City Council is concerned about the consequences on the cost and availability of our debt financing resulting from this situation. The letter also includes a series of questions related to these issues. We have responded with a letter in which we state that our current financial condition is not attributable to the performance of any of these investments by Entergy Corporation or to any of the other issues raised in the letter of inquiry and that we are not in violation of our mortgage covenants. We explained in our response, however, that we do not presently have the capacity to issue new mortgage bonds based on net earnings and, thus, a favorable outcome in our pending rate proceeding is imperative for us to maintain access to the capital necessary to finance our current level of service. We also intend to file a more detailed response to the letter and questions. We cannot predict how the inquiry contained in this letter will proceed.



     Although we think that the allegations against us in the proceedings before the City Council are without merit and we intend to defend them vigorously, an adverse determination by the City Council in any of those proceedings is beyond our control. In view of the amounts involved in these proceedings, a final adverse determination by the City Council in one or more of them may possibly result in a material decrease in our revenues and cash flow.



     THE CITY OF NEW ORLEANS HAS FILED IN COURT A PETITION AGAINST US SEEKING AN UNSPECIFIED AMOUNT OF DAMAGES FOR ALLEGED BREACHES OF OUR OBLIGATIONS TO PROVIDE STREET LIGHTING SERVICES TO THE CITY. ALTHOUGH WE THINK THAT THE CITY'S CLAIMS ARE WITHOUT MERIT, AN ADVERSE FINAL JUDGMENT IN THIS SUIT MAY, DEPENDING ON THE SIZE OF ANY DAMAGE AWARD TO THE CITY, RESULT IN A MATERIAL DECREASE IN OUR REVENUES AND CASH FLOW.



     In February 2002, the City of New Orleans filed a petition against us in state court in Orleans Parish, seeking declaratory relief, injunctive relief, an unspecified amount of monetary damages, and attorney and consulting fees and costs. The City's petition alleges that we have breached our obligations to the City related to the provision of street lighting. The City claims that we have not fulfilled all services required under the various street lighting contracts, have over-billed for some services, and have billed for services that were not authorized. The total billings for street lighting services to the City have averaged between $6 million and $7 million annually. Prior to filing its suit, the City demanded $45 million from us in settlement of all its claims. We rejected this demand. The suit does not, however, quantify the amount of the alleged damages. We intend to defend this matter vigorously. Although we think that the City's claims are without merit and we believe no amounts are owed to the City, an adverse final judgment in this suit may, depending on the size of any damage award to the City, result in a material decrease in our revenues and cash flow.

                         SELECTED FINANCIAL INFORMATION


                             (DOLLARS IN THOUSANDS)



     You should read our selected financial information set forth below in conjunction with the financial statements and other financial information contained in the documents incorporated by reference.



                                                       FOR THE TWELVE MONTHS ENDED
                                         -------------------------------------------------------
                                                                     DECEMBER 31,
                                          JUNE 30,     -----------------------------------------
                                            2002         2001       2000       1999       1998
                                         -----------   --------   --------   --------   --------
                                         (UNAUDITED)
INCOME STATEMENT DATA:
  Operating Revenues...................   $490,895     $630,850   $640,290   $507,788   $513,750
  Operating Income.....................      4,936        7,050     39,386     42,536     39,059
  Interest Expense (net)...............     21,352       17,958     14,991     13,892     14,573
  Net Income (Loss)....................     (6,779)      (2,195)    16,518     18,961     16,137
  Ratio of Earnings to Fixed
     Charges(1)........................         --(2)        --(3)     2.66      3.00       2.65



                                                                AS OF JUNE 30, 2002
                                                              -----------------------
                                                               AMOUNT         PERCENT
                                                              --------        -------
BALANCE SHEET DATA:
  First Mortgage Bonds(4)...................................  $229,143          60.6%
  Shareholders' Equity:
     Preferred Stock (without sinking fund).................    19,780           5.2
     Common Stock and Paid in Capital.......................    70,038          18.5
     Retained Earnings......................................    59,396          15.7
                                                              --------         -----
       Total Shareholders' Equity...........................   149,214          39.4
                                                              --------         -----
          Total Capitalization..............................  $378,357         100.0%
                                                              ========         =====


---------------


(1) "Earnings" as defined by Item 503(d)(3) of SEC Regulation S-K represent the aggregate of (a) income before the cumulative effect of an accounting change, (b) taxes based on income, (c) investment tax credit adjustments
    -- net and (d) fixed charges. "Fixed Charges" as defined by Item 503(d)(4) of SEC Regulation S-K include interest (whether expensed or capitalized), related amortization and estimated interest applicable to rentals charged to operating expenses.



(2) Our earnings for the twelve months ended June 30, 2002 were not adequate to cover fixed charges by $13.5 million.



(3) Our earnings for the twelve months ended December 31, 2001 were not adequate to cover fixed charges by $6.6 million.



(4) Includes current maturities of first mortgage bonds of $25 million.

                                USE OF PROCEEDS


     We anticipate our net proceeds from the sale of the bonds will be approximately $24,324,000, after deducting underwriting discounts and commissions and estimated offering expenses of $113,500. We will use the net proceeds we receive from the issuance and sale of the bonds, together with other available corporate funds, to redeem prior to maturity $25 million in principal amount of our First Mortgage Bonds, 7% Series due March 1, 2003 at a price equal to 100% of the principal amount thereof plus accrued interest thereon to the redemption date.


                            DESCRIPTION OF THE BONDS

INTEREST, MATURITY AND PAYMENT


     We are issuing $25 million of First Mortgage Bonds, 6.75% Series due October 15, 2017 under the G&R Mortgage described in the accompanying prospectus. We will pay interest on the bonds monthly on the 15th day of each month, beginning November 15, 2002. So long as the bonds are registered in the name of DTC or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the business day immediately preceding such interest payment date. Interest starts to accrue from the date the bonds are issued. The bonds will be issued on the basis of retired bond credits. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the bonds at a rate of 7.75% per annum to holders of record at the close of business on the Business Day immediately preceding our payment of such interest. The bonds will be issued in denominations of $1,000 and integral multiples thereof.



     Interest on the bonds will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a business day, the payment due on that interest payment date or the maturity date will be made on the next business day, and without any interest or other payment in respect of any such delay.



     As long as the bonds are registered in the name of DTC or its nominee, we will pay principal, any premium and interest due on the bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the bonds as described in the accompanying prospectus under the heading "Description of the Bonds -- Book-Entry System Bonds."



REDEMPTION



  Optional Redemption



     We may redeem the bonds, in whole or in part, at our option, on not less than 15 days nor more than 30 days notice, on any interest payment date on or after October 15, 2005 at a redemption price equal to 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to the redemption date; provided, however, in the event that the City of New Orleans takes or acquires all or substantially all of our property subject to the G&R Mortgage as described under "-- Redemption of Bonds at Option of Holders," during the period commencing on the occurrence of such event and ending on the day following the date that the bonds are redeemable by us as described under "-- Redemption of Bonds at Option of Holders," the redemption price shall be 101% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.



  Limited Optional Redemption



     We may redeem the bonds, in whole or in part, at our option, at any time before the maturity of the bonds, on not less than 30 days' nor more than 60 days' notice, by the application of proceeds of insurance or of cash deposited with the corporate trustee pursuant to the provisions of the G&R Mortgage relating to eminent domain or sales to governmental entities or designees thereof of property subject to the G&R Mortgage at the special redemption price of 100% of the principal amount of the bonds being redeemed, plus, accrued and unpaid interest thereon to the redemption date; provided, however, in the event that the City of New Orleans takes or acquires all or substantially all of our property subject to the G&R Mortgage as described under "-- Redemption of Bonds at Option of Holders," we may only redeem the bonds, in whole or in part, at the special redemption price of 101% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.



  General



     If we elect to partially redeem the bonds, the particular bonds to be redeemed shall be selected by the corporate trustee by such method as the corporate trustee shall deem fair and appropriate.



     If, at the time notice of redemption is given, the redemption monies are not held by the corporate trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received. Unless we default in payment of the applicable redemption price, on and after the redemption date, interest will cease to accrue on the bonds or the portions thereof called for redemption.


     We may apply cash we deposit under any provision of the G&R Mortgage, with certain exceptions, to the redemption or purchase, including the purchase from us, of G&R Bonds of any series including the bonds offered by this prospectus supplement.

     The bonds are not subject to redemption under any sinking or improvement fund or any maintenance or replacement fund.

REDEMPTION OF BONDS AT OPTION OF HOLDERS


     The terms of the franchise ordinances pursuant to which we provide electric and gas service to the City of New Orleans state that the City has a continuing option to purchase our electric and gas properties. If all or substantially all of our property subject to the G&R Mortgage is taken or acquired by the City of New Orleans or any instrumentality or designee thereof, upon the consummation of this taking or acquisition, we have agreed to direct the corporate trustee to send a written notice to each registered holder of bonds then outstanding stating that each such holder has the right to require us to redeem its bonds, in whole or in part, at the special redemption price of 101% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.


     Upon the mailing of notice by the corporate trustee, each holder will have 45 days to deliver written notice to the corporate trustee of such holder's intent to have its bonds redeemed by us in accordance with the preceding paragraph on the 60th day following the date of the notice upon delivery and surrender of such bond. Only Cede & Co., DTC's nominee, as the registered holder of the bonds, may elect to have bonds so redeemed. Accordingly, beneficial owners that desire to elect to have bonds so redeemed must instruct the participant through which they own their interest to direct DTC to elect to have their bonds so redeemed on their behalf by sending the requisite written notice to the corporate trustee. In order to ensure that the corporate trustee receives the requisite written notice in a timely fashion, the applicable beneficial owner should consult the participant through which it owns an interest in the bonds for the participant's deadline for receiving instructions of this type. Participants may have different deadlines for accepting instructions from their customers.

EXCHANGE OR REDEMPTION UPON MERGER OR CONSOLIDATION


     We have not waived our right under the G&R Mortgage to make an exchange offer for all outstanding G&R Bonds under the circumstances described in the accompanying prospectus under the heading "Description of the Bonds -- Redemption and Purchase -- Exchange or Redemption upon Merger or Consolidation". Accordingly, if this type of exchange offer is made, holders of all outstanding G&R Bonds, including the bonds, either must accept the exchange offer or tender their bonds to us for redemption at a redemption price of 100% of the principal amount of the bonds plus accrued and unpaid interest thereon to the redemption date.

DIVIDEND COVENANT


     We covenant in substance that, so long as any bonds remain outstanding, we will not pay any cash dividends on common stock or purchase common stock after September 30, 2002 if, after giving effect to such dividends or purchases, the aggregate amount of such dividends or purchases after September 30, 2002 (other than dividends we have declared on or before September 30, 2002) exceeds credits to earned surplus after September 30, 2002 plus $150 million and plus such additional amounts as shall be approved by the SEC.


TRUSTEES

     The Bank of New York (successor to Harris Trust Company of New York and Bank of Montreal Trust Company) and Stephen J. Giurlando (successor to Mark F. McLaughlin and Z. George Klodnicki) are the trustees under the G&R Mortgage.

ADDITIONAL INFORMATION

     For additional information about the bonds, see "Description of the Bonds" in the accompanying prospectus, including:

          (1) additional information about the terms of the bonds, including security,

          (2) general information about the G&R Mortgage and the trustees,

          (3) a description of certain restrictions contained in the G&R
     Mortgage,

          (4) a description of events of default under the G&R Mortgage, and

          (5) the meaning of certain capitalized terms used but not defined in this prospectus supplement.

                                  UNDERWRITER


     Under the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to Morgan Stanley & Co. Incorporated as underwriter, and the underwriter has agreed to purchase, $25 million principal amount of bonds.


     Under the terms and conditions of the underwriting agreement, the underwriter has committed, subject to the terms and conditions set forth therein, to take and pay for all of the bonds if any of the bonds are taken.


     The underwriter has advised us that it proposes to offer all or part of the bonds directly to purchasers at the public offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at such price less a concession not in excess of 2.0% of the principal amount of the bonds. The underwriter may allow, and such dealers may reallow to certain brokers and dealers, a concession not in excess of 1.5% of the principal amount of the bonds. After the bonds are released for sale to the public, the public offering price and other selling terms may from time to time be varied.


     We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

     There is presently no trading market for the bonds and there is no assurance that a market will develop since we do not intend to apply for listing of the bonds on a national securities exchange. Although it is under no obligation to do so, the underwriter presently intends to act as a market maker for the bonds in the secondary trading market, but may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

     In order to facilitate the offering of the bonds, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, the underwriter may overallot in connection with the offering, creating a short position in the bonds for its own account. In addition, to cover overallotments or to stabilize the price of the bonds, the underwriter may bid for, and purchase, the bonds in the open market. Finally, the underwriter may reclaim selling concessions allowed to a dealer for distributing the bonds in the offering, if it repurchases previously distributed bonds in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the bonds above independent market levels. The underwriter is not required to engage in these activities and may end any of these activities at any time.


     It is expected that delivery of the bonds will be made, against payment for the bonds, on or about October 18, 2002, which will be the eighth business day following the date of pricing of the bonds. Under Rule 15c6-1 under the Securities Exchange Act of 1934, purchases or sales of securities in the secondary market generally are required to settle within three business days
(T + 3), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the bonds, who wish to trade the bonds on the date of this prospectus supplement or the next four succeeding business days, will be required, because the bonds initially will settle within eight business days
(T + 8), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade on the date of this prospectus supplement or the next four succeeding business days should consult their own legal advisors.



     The underwriter or its affiliates may engage, or have engaged, in various general financing and banking transactions from time to time with us or our affiliates. An affiliate of the underwriter is a lender under one of Entergy Corporation's credit facilities.


                              EXPERTS AND LEGALITY


     The financial statements included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The legality of the bonds will be passed upon for the Company by Mark G. Otts, Senior Counsel -- Corporate and Securities, of Entergy Services, Inc. and for the underwriter by Pillsbury Winthrop LLP, New York, New York. All legal matters pertaining to the Company's organization, titles to property, franchises and the lien of the G&R Mortgage and all matters pertaining to Louisiana law will be passed upon by Mark G. Otts.

PROSPECTUS

                                  $150,000,000
                      GENERAL AND REFUNDING MORTGAGE BONDS

                           ENTERGY NEW ORLEANS, INC.
                              1600 PERDIDO STREET
                          NEW ORLEANS, LOUISIANA 70119
                                 (504) 670-3600

ENTERGY NEW ORLEANS, INC. (sometimes referred to as the Company) --

     - May periodically offer its General and Refunding Mortgage Bonds in one or more series; and

     - Will determine the price and terms when sold.

THE BONDS --

     - Offered with this prospectus are General and Refunding Mortgage Bonds designated as First Mortgage Bonds;

     - Offered with this prospectus will be rated in one of the four highest rating categories by at least one nationally recognized rating organization;

     - Will be issued as part of a designated series; and

     - Will be issued in book-entry form.

BONDHOLDERS --

     - Will receive interest payments in the amounts and on the dates specified in an accompanying prospectus supplement.

     This prospectus may be used to offer and sell series of Bonds only if accompanied by the prospectus supplement for that series. Entergy New Orleans will provide the specific terms of each series of Bonds in a supplement to this prospectus. Such supplement may also add, update, change or delete information in this prospectus.

     YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION (SEC) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE BONDS OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                FEBRUARY 7, 2000

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement filed with the SEC utilizing a "shelf" registration process. Under this shelf process, the Company may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000. The Company is registering $140,000,000 of bonds currently, which will be offered along with $10,000,000 of Bonds registered under a previously filed registration statement. This prospectus provides a general description of the Bonds being offered. Each time the Company sells a series of Bonds, it will provide a prospectus supplement containing specific information about the terms of that series of Bonds and the offering.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public on the Internet at the SEC's home page (http://www.sec.gov) or you may read and copy any document at the SEC Public Reference Rooms located at:

     450 Fifth Street, N.W.
     Room 1024
     Washington, D.C. 20549-1004;

     CitiCorp Center
     500 W. Madison Street
     Suite 1400
     Chicago, Illinois 60661; and

     7 World Trade Center
     13th Floor
     New York, New York 10048.

Call the SEC at 1-800-732-0330 for more information about the public reference rooms and requesting documents.

     The SEC allows the Company to incorporate by reference information filed by the Company, which means that we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that the Company files later with the SEC will automatically update and supersede this information. The Company is incorporating by reference the documents listed below, along with filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until the Company has sold all of the Bonds:

          1. Annual Report on Form 10-K for the year ended December 31, 1998;
     and

          2. Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1999.

     You may request a copy of any or all of these filings, free of charge, by writing or telephoning the Company at the following address:

     Mr. Christopher T. Screen
     Assistant Secretary
     Entergy New Orleans, Inc.
     P. O. Box 61000
     New Orleans, Louisiana 70161
     (504) 576-4212

or at our web site (http://www.entergy.com). You may also direct your requests via e-mail to cscreen@entergy.com.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. The Company has not authorized anyone else to provide you with information about the Bonds or the Company. The Company is not making an offer of the Bonds in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

     Entergy New Orleans, Inc. is an electric and gas public utility company providing services to customers in New Orleans, Louisiana since 1926.

     The Company is owned by Entergy Corporation ("Entergy"), which is a public utility holding company registered under the Public Utility Holding Company Act of 1935. The other major public utilities owned by Entergy are Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc. and Entergy Mississippi, Inc. Entergy also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is the Grand Gulf Nuclear Electric Generating Station ("Grand Gulf").

     Capacity and energy from Grand Gulf is allocated among the Company, Entergy Arkansas, Inc., Entergy Louisiana, Inc., and Entergy Mississippi, Inc. under a Unit Power Sales Agreement. The Company's allocated share of Grand Gulf's capacity and energy, together with related costs, is 17%. Payments made by the Company under the Unit Power Sales Agreement are generally recovered through rates set by the City Council of the City of New Orleans, Louisiana (the "Council"), which regulates electric and gas service, rates and charges and issuances of securities.

     Together with Entergy Arkansas, Inc., Entergy Louisiana, Inc. and Entergy Mississippi, Inc., the Company owns all of the capital stock of System Fuels, Inc. System Fuels, Inc. is a special purpose company that implements and maintains certain programs for the purchase, delivery and storage of fuel supplies for Entergy's utility subsidiaries.

     The information above concerning the Company is only a summary and is not complete. You should read the incorporated documents for more specific information regarding significant contingencies, capital requirements, and financing plans and capabilities, including short-term borrowing capacity, earnings coverage requirements under the Company's Restatement of Articles of Incorporation, as amended, which limit the amount of additional preferred stock that the Company may issue, and earnings coverage and other requirements under the Company's General and Refunding Mortgage (described below), which limit the amount of additional Bonds that the Company may issue.

                                USE OF PROCEEDS

     The net proceeds from the offering of the Bonds will be used either to repay, acquire or redeem one or more series of outstanding G&R Bonds or preferred securities on their stated due dates or in some cases prior to their due dates, or for other general corporate purposes including the repayment of short term debt incurred in connection with the Company's capital spending program. The specific securities, if any, to be redeemed with the proceeds of a series of Bonds will be set forth in the prospectus supplement relating to that series.

                            DESCRIPTION OF THE BONDS

GENERAL

     The Bonds will be issued under one or more separate supplemental indentures to the Mortgage and Deed of Trust dated as of May 1, 1987 (the "G&R Mortgage"), between the Company and Harris Trust Company of New York (formerly The Bank of Montreal Trust Company), as Corporate Trustee, and Mark F. McLaughlin, as Co-Trustee (together referred to as the "Trustees"). All bonds issued or to be issued under the Mortgage (including the Bonds) are referred to herein generally as "G&R Bonds."

     The statements in this prospectus concerning the Bonds, the G&R Bonds and the G&R Mortgage are not comprehensive and are subject to the detailed provisions of the G&R Mortgage.

     The Company's Mortgage and Deed of Trust, dated as of July 1, 1944, to The Chase National Bank of the City of New York (The Bank of New York, successor) and Carl E. Buckley (W.T. Cunningham, successor), as Trustees, as supplemented (the "Former Mortgage"), has been terminated and released. All of the Company's mortgage bonds (the "Former First Mortgage Bonds") issued under the Former Mortgage have been retired and cancelled. The G&R Mortgage provides generally that, once all of the Former First Mortgage Bonds have been retired, the G&R Bonds may be designated as "First Mortgage Bonds" of the Company. Because the Former Mortgage has been terminated and released and all Former First Mortgage Bonds have been retired and cancelled, all G&R Bonds will be designated as "First Mortgage Bonds".

TERMS OF SPECIFIC SERIES OF THE BONDS

     A prospectus supplement and a supplemental indenture relating to each series of Bonds being offered by the Company will include descriptions of specific terms relating to the offering of that series. These terms will include some or all of the following:

     - The designation (or name) of the series of Bonds;

     - The aggregate principal amount of the series;

     - The date on which the series will mature;

     - The interest rate the series will bear;

     - The date from which interest accrues;

     - The dates on which interest will be payable; and

     - The prices and other terms and conditions, if any, upon which the series may be redeemed prior to maturity.

SECURITY

     The Bonds, together with all other G&R Bonds issued now or in the future under the G&R Mortgage, will be secured by the G&R Mortgage. As a result of the termination and release of the Former Mortgage, the G&R Mortgage now constitutes, in the opinion of the Company's legal counsel, a first mortgage lien on substantially all of the Company's property, subject to (1) excepted encumbrances, (2) minor defects and encumbrances customarily found in similar utility properties, but which do not materially impair the use of the property in the conduct of the Company's business, (3) other liens, defects and encumbrances, if any, existing or created when the Company acquired the property and (4) limitations under bankruptcy law.

     Some of the Company's properties are not covered by the lien of the G&R Mortgage; these include:

     - properties released under the terms of the G&R Mortgage;

     - cash and securities;

     - merchandise, equipment, apparatus, materials or supplies held for sale or other disposition in the usual course of business or consumable during use;

     - automobiles, vehicles and aircraft;

     - timber, minerals, mineral rights and royalties; and

     - receivables, contracts, leases and operating agreements.

     The G&R Mortgage contains provisions that impose a lien on property acquired by the Company after the date of the G&R Mortgage, subject to pre-existing liens, and subject to limitations in the case of consolidation, merger or a sale of substantially all of the Company's assets.

     The G&R Mortgage also provides that the Trustees have a lien upon the mortgaged property, prior to the lien in favor of holders of the G&R Bonds, to ensure the payment of reasonable compensation, expenses and disbursements of the Trustees and for indemnity against certain liabilities.

ISSUANCE OF ADDITIONAL G&R BONDS

     The Company can issue up to $10 billion G&R Bonds under the G&R Mortgage. G&R Bonds of any series may be issued from time to time on the following bases:
(a) 70% of property additions after adjustments to offset retirements; (b) retirements of G&R Bonds or certain Former First Mortgage Bonds; or (c) the deposit of cash with the Trustees. Deposited cash may be withdrawn upon the bases stated in clause (a) and (b) above. Property additions generally include electric, gas, steam or hot water property acquired after December 31, 1986. Property additions do not include securities, automobiles, vehicles or aircraft, or property used principally for the production or gathering of natural gas.

     With certain exceptions, when G&R Bonds are issued on the basis of retired G&R Bonds as described in clause (b) above, the issuance must meet an "earnings" test. The adjusted net earnings for 12 of the preceding 18 months, before income taxes, must be at least twice the annual interest requirements on all G&R Bonds outstanding at the time, plus the G&R Bonds to be issued, plus all indebtedness, if any, of prior rank. Generally, interest on variable interest rate bonds, if any, is calculated using the average rate in effect during such 12-month period.

     Net property additions available for the issuance of G&R Bonds at September 30, 1999 were approximately $164.6 million.

     The G&R Mortgage contains restrictions on the issuance of G&R Bonds against property subject to prior liens.

     Other than the security afforded by the lien of the G&R Mortgage and the restrictions on the issuance of additional G&R Bonds described above, the G&R Mortgage contains no provisions that grant protection to bondholders in the event of a highly leveraged transaction. However, such a transaction would require regulatory approval from the Council.

RELEASE AND SUBSTITUTION OF PROPERTY

     Property other than the Municipalization Interest (as defined in the G&R Mortgage) may be released without applying any earnings test, upon the bases of
(a) the deposit with the Trustees of cash or, to a limited extent, purchase money mortgages; (b) property additions under the G&R Mortgage, after adjustments in certain cases to offset retirements and after making adjustments for certain prior lien bonds, if any, outstanding against property additions; and (c) a waiver of the right to issue G&R Bonds. The Company can withdraw cash upon the bases stated in clause (b) and (c) above.

     Property owned by the Company on December 31, 1986, may be released from the lien of the G&R Mortgage on the basis of its depreciated book value. Unfunded property may be released without meeting the earnings test if, after its release, the Company would have at least one dollar ($1) in unfunded property that remains subject to the lien of the G&R Mortgage. All other property may be released on the basis of its cost, as defined in the G&R Mortgage.

SATISFACTION AND DISCHARGE OF G&R MORTGAGE

     Once the Company has provided for the payment of all G&R Bonds (including the Bonds currently being offered under this prospectus) and has paid all other sums due under the G&R Mortgage, the G&R Mortgage may be deemed satisfied and discharged. The G&R Bonds will be considered paid once funds (which may be cash or obligations of the United States of America that do not permit redemption at the issuer's option) sufficient to pay the G&R Bonds at maturity or upon redemption have been irrevocably set apart or deposited with the Trustees. The Trustees are entitled to receive an opinion of legal counsel to the effect that such setting apart or deposit does not require registration under the Investment Company Act of 1940, does not violate any applicable laws and does not result in a taxable event with respect to the bondholders prior to the time when they have a right to receive payment.

DIVIDEND COVENANT

     Unless otherwise specified in a prospectus supplement, so long as any bonds of a particular series remain outstanding, the Company will not pay any cash dividends on common stock or repurchase common stock after a selected date close to the date of the original issuance of a series of Bonds, except from credits to earned surplus accrued after such selected date plus an amount not to exceed $150,000,000 and plus such additional amounts as shall be approved by the SEC under the Public Utility Holding Company Act of 1935. This does not include dividends that may be declared before such selected date.

REDEMPTION AND PURCHASE

  General

     The prospectus supplement for a particular series of Bonds will contain the terms and conditions, if any, for redemption prior to maturity.

  Exchange or Redemption upon Merger or Consolidation

     Although the Company does not currently have any plans to merge or consolidate with Entergy Louisiana, Inc., the G&R Mortgage provides that, in the event of such a merger or consolidation, the Company would have the right to offer to exchange all outstanding G&R Bonds for a like principal amount of the new merged or consolidated company's first mortgage bonds with the same interest rates, interest payment dates, maturity dates and redemption provisions. Unless the Company waives this right, the holders of outstanding G&R Bonds either must accept such first mortgage bonds in exchange for all or a portion of their G&R Bonds or must tender to the Company for redemption any G&R Bonds not so exchanged. The redemption price applicable for these purposes to the G&R Bonds will be 100% of the principal amount plus accrued interest, unless otherwise provided in a prospectus supplement.

DEFAULTS AND NOTICES THEREOF

     Defaults under the G&R Mortgage are defined to include:

          (1) default in the payment of principal;

          (2) default for 30 days in the payment of interest;

          (3) certain events of bankruptcy, insolvency or reorganization;

          (4) the continuation of a default in other covenants for 90 days after notice (unless the Company has in good faith commenced efforts to perform the covenant); and

          (5) default under a supplemental indenture.

     The Corporate Trustee or the holders of 25% in aggregate principal amount of the G&R Bonds may declare the principal and interest thereon to be due and payable on default. However, a majority of the holders may annul such declaration if the Company has cured the default. No holders of G&R Bonds may enforce the lien of the G&R Mortgage without giving the Trustees written notice of a default and unless

          (a) the holders of 25% in aggregate principal amount of the G&R Bonds have requested the Trustees to act and offered them reasonable opportunity to act and indemnity satisfactory to them against the cost, expense and liabilities to be incurred thereby; and

          (b) the Trustees have failed to act.

The holders of a majority in aggregate principal amount of the G&R Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Trustees or exercising any trust or power conferred upon the Trustees. The Trustees are not required to risk their funds or incur personal liability if a reasonable ground exists for believing that repayment is not reasonably assured.

EVIDENCE FURNISHED TO THE TRUSTEES

     Compliance with G&R Mortgage provisions is evidenced by written statements of the Company's officers or persons selected or paid by the Company. In certain cases, opinions of counsel and certifications by an engineer, accountant, appraiser or other expert (who in some cases must be independent) are required. The Company provides to the Trustees an annual statement as to whether or not we have fulfilled our obligations under the G&R Mortgage throughout the preceding calendar year.

MODIFICATION

     The rights of holders of G&R Bonds may be modified with the consent of the holders of a majority in aggregate principal amount of the G&R Bonds. If less than all series of G&R Bonds are adversely affected by a modification, the consent of the holders of a majority in aggregate principal amount of the G&R Bonds adversely affected is required. No modification of the terms of payment of the principal of and, premium, if any, and interest on, the G&R Bonds, and no modification affecting the lien of the G&R Mortgage or reducing the percentage required for modification, is effective against any holder of G&R Bonds without such holder's consent.

BOOK-ENTRY SYSTEM BONDS

     Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, New York, New York ("DTC") will act as securities depository for the Bonds. The Bonds will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for each series of Bonds, representing the aggregate principal amount of that series of Bonds, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized records for Direct Participants' accounts. This eliminates the need for physical movement of securities certificates.

     Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

     Purchases of Bonds within the DTC system must be made by or through Direct Participants which will receive a credit for the Bonds on DTC's records. The ownership interest of each actual purchaser of a Bond (a "Beneficial Owner") will, in turn, be recorded on the Direct and Indirect Participant's respective records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing the Bonds, except in the event that the use of the book-entry system for the Bonds is discontinued.

     To facilitate subsequent transfers, all Bonds deposited by Direct Participants with DTC are registered in the name of DTC's nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Bonds with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of actual beneficial ownership of the Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts Bonds are credited, which Direct Participants may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Giving of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be applicable. Beneficial Owners of the Bonds may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Bonds, such as redemptions, tenders, defaults and proposed amendments to the security documents. Beneficial Owners of the Bonds may wish to ascertain that the nominee holding the Bonds for their benefit has agreed to obtain and transmit notices to Beneficial Owners, or in the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request copies of the notices be provided directly to them.

     Redemption notices (if any) will be sent to Cede & Co. If less than all of the Bonds of a particular series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Bonds. Under its usual procedures, DTC mails an omnibus proxy (an "Omnibus Proxy") to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments of the principal of, premium, if any, and interest on the Bonds will be made to DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of DTC, the underwriters, dealers or agents, or the Company, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or that of the Trustees. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Bonds at any time by giving reasonable notice to the Company. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the Bonds are required to be printed and delivered. In addition, the Company may discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) at any time. In that event, certificates for the Bonds will also be printed and delivered.

     The Company will not have any responsibility or obligation to Participants or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the Bonds, or with respect to payments to, or providing of notice to, the Direct Participants, the Indirect Participants or the Beneficial Owners.

     So long as Cede & Co. is the registered owner of any series of Bonds, as nominee of DTC, references herein to holders of such series of Bonds shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the Bonds.

     DTC management is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to security holders, book entry, deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the financial community that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (a) impress upon them the importance of such services being Year 2000 compliant and (b) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     DTC has established a Year 2000 Project Office and will provide information concerning DTC's Year 2000 compliance to persons requesting that information. The address is as follows:

     The Depository Trust Company
     Year 200 Project Office
     55 Water Street
     New York, New York 10041
     (212) 855-8068 or
     (212) 855-8881

In addition, information concerning DTC's Year 2000 compliance can be obtained from its web site at the following address: (http://www.dtc.org).

     According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     The information in this section concerning DTC, its Year 2000 efforts and its book-entry system has been obtained form DTC. Neither the Company, the Trustees nor the underwriters, dealers or agents takes responsibility for its accuracy or completeness.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The Company's ratios of earnings to fixed charges, calculated pursuant to
Item 503 of SEC Regulation S-K, are as follows:

                TWELVE MONTHS ENDED DECEMBER 31,
SEPTEMBER 30,   --------------------------------
    1999        1998   1997   1996   1995   1994
-------------   ----   ----   ----   ----   ----
    3.65        2.65   2.70   3.51   3.93   1.91

     "Earnings," as defined by Regulation S-K, represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustments--net and (4) fixed charges.

     "Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

                              EXPERTS AND LEGALITY

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The legality of the bonds will be passed upon for the Company by Laurence
M. Hamric, Associate General Counsel -- Corporate and Securities, of Entergy Services, Inc. and for any underwriters, dealers or agents by Winthrop, Stimson, Putnam & Roberts, New York, New York. All legal matters pertaining to the Company's organization, titles to property, franchises and the lien of the G&R Mortgage and all matters pertaining to Louisiana law will be passed upon by Laurence M. Hamric.

     The statements in this Prospectus as to matters of law and legal conclusions made under "Description of the Bonds" have been reviewed by Laurence
M. Hamric, and are set forth herein in reliance upon the opinion of said counsel and upon his authority as an expert.

                              PLAN OF DISTRIBUTION

METHODS AND TERMS OF SALE

     The Company may use any variety of methods to sell the Bonds. These include sales:

          (a) through one or more underwriters or dealers;

          (b) directly to one or more purchasers;

          (c) through one or more agents; or

          (d) through a combination of any such methods of sale.

The prospectus supplement relating to a series of the Bonds will set forth the terms of the offering of the Bonds, including

     - the name or names of any underwriters, dealers or agents;

     - the initial public offering price of such Bonds;

     - the proceeds to the Company from such sale;

     - any underwriting discounts and other items constituting underwriters' compensation; and

     - any discounts or concessions allowed or reallowed or paid by any underwriters to dealers.

UNDERWRITERS

     If the Company sells the Bonds through underwriters, the underwriters will acquire the Bonds for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of Bonds will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page. In connection with the sale of Bonds, the underwriters may receive compensation from the Company or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase the Bonds will be subject to certain conditions. The underwriters will be obligated to purchase all of the Bonds of a particular series if any are purchased. However, the underwriters may purchase less than all of the Bonds of a particular series should certain circumstances involving a default of one or more underwriters occur.

     The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

STABILIZING TRANSACTIONS

     Any underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the Bonds to be higher than it would be if such transactions had not occurred.

AGENTS

     If the Company sells the Bonds through agents, the applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the Bonds, as well as any commissions the Company will pay to them. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     In a prospectus supplement, the Company may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Bonds at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts with payment and delivery on a specified date in the future. The terms and conditions governing these contracts and any commission the Company pays for solicitation of these contracts will be included in the prospectus supplement.

INDEMNIFICATION

     The Company will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.